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                     COMPUTATION OF PER SHARE EARNINGS


                                                 Three Months Ended
                                                      March 31
                                                 1994          1993
                                                 __________________

                                               (Thousands of dollars,
                                               except per share data)

PRIMARY
 Average shares outstanding                    30,860,158  30,562,890
 Net effect of stock
  options - based on the
  treasury stock method
  using average market price                       (1)         (1)
                                               __________  __________
         TOTAL                                 30,860,158  30,562,890
                                               ==========  ==========

 Net income (loss)                                 $7,746   $(251,081)
                                                   ======   ==========

    Per-share amount                                $0.25      $(8.22)
                                                    =====      =======

FULLY DILUTED
 Average shares outstanding                    30,860,158  30,562,890
 Net effect of dilutive
  stock options - based
  on the treasury stock
  method using the average
  quarterly market price,
  if higher than exercise
  price                                           150,257      48,471
                                               __________  __________

         TOTAL                                 31,010,415  30,611,361
                                               ==========  ==========

NET INCOME (LOSS)                                  $7,746   $(251,081)
                                                   ======   ==========

Per-share amount                                    $0.25      $(8.20)
                                                    =====      =======



 (1) Incremental number of shares excluded from calculation since they do not have a dilutive effect.




                                EXHIBIT 11